Exhibit 99.1

CHINA YIDA HOLDING ANNOUNCES RECEIPT OF “GOING PRIVATE”

PROPOSAL AND FORMATION OF SPECIAL COMITTEE

FUZHOU, China — October 27, 2015 — China Yida Holding, Co. (Nasdaq: CNYD) (“China Yida” or the “Company”), a tourism enterprise in China, today announced that its Board of Directors has received a preliminary, non-binding proposal letter dated October 24, 2015 from Mr. Minhua Chen, Chairman, CEO and President of the Company (“Mr. Chen”) and Yanling Fan, Chief Operating Officer of the Company and the wife of Mr. Chen (“Ms. Fan”), to acquire all of the outstanding shares of common stock of the Company not currently owned by them at a proposed price of $3.17 per share, in cash, subject to certain conditions. Mr. Chen and Ms. Fan currently beneficially own, in the aggregate, approximately 58% of the Company’s outstanding shares of common stock.

According to the proposal letter, Mr. Chen and Ms. Fan will form an acquisition vehicle for the purpose of pursuing the acquisition and the acquisition is intended to be financed by equity capital. A copy of the proposal letter is attached hereto as Exhibit A.

The Company's board of directors has formed an independent special committee (the “Special Committee”), composed of Renjiu Pei, Chunyu Yin and Fucai Huang and elected Mr. Pei as its chairman, to consider the proposal. The Special Committee has the authority to retain independent legal and financial advisors to assist it. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that a transaction with Mr. Chen and Ms. Fan or any other transaction will be approved or consummated.

About China Yida

China Yida is a leading tourism enterprise focused on China’s fast-growing leisure industry and headquartered in Fuzhou City, Fujian province of China.  The Company provides tourism management services and specializes in the development, management and operation of natural, cultural and historic scenic sites.

China Yida currently operates the Hua’An Tulou tourist destination (World Culture Heritage),China Yunding Park (National Park), China Yang-sheng (Nourishing Life) Paradise and the City of Caves.

For further information, please contact the Company directly, or visit its Web site at http://www.yidacn.net.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “intend,” and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of China Yida Holding Co., Inc. (the “Company”) to be materially different from those expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement; (ii) the Company’s ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov.

For investor and media inquiries, please contact:

China Yida Holding, Co.

Jocelyn Chen

Phone: +86 591 28082230

Email: jocelynchen@yidacn.net

Exhibit A

Proposal Letter

October 24th, 2015

China Yida Holding, Co.,

28/F Yifa Building, No. 111 Wusi Road

Fuzhou, Fujian,

P. R. China 350003

Attn: The Board of Directors

Dear Sirs:

We, Minhua Chen and Yanling Fan, are pleased to submit this preliminary no-binding proposal to acquire all the outstanding shares of common stock of China Yida Holding, Co., (the “Company”) that are not already directly or indirectly beneficially owned by us in a going private transaction (the “Transaction”).

We believe that our proposal provide a very attractive opportunity to the Company’s shareholders. The proposal represents a premium of 5% to the Company’s closing price on October 23rd, 2015.

1.            Buyer. We intend to form a transaction vehicle for the purpose of pursuing the Transaction.

2.            Purchase Price. The consideration payable for each share of common stock of the Company will be $ 3.17 in cash (in each case other than those shares of common stock directly or indirectly held by ourselves that will be rolled over in the Transaction).

3.            Funding. We intend to finance the Transaction with equity financing that will be provided by us, in the form of cash and rollover equity in the Company, and from any additional equity investor who may also purchase shares as a consortium member should a consortium be formed for the purpose of implementing the Transaction. We are confident that we can timely secure adequate financing to consummate the Transaction.

4.            Due Diligence. We have engaged McLaughlin & Stern, LLP as international legal counsel. We believe that we will be in a position to complete customary legal, financial and accounting due diligence for the Transaction in a timely manner and parallel with discussions on the definitive agreements.

5.            Definitive Agreements. We are pleased to promptly negotiate and finalize definitive agreements (the “Definitive Agreements”) providing for the Transaction and related transactions. These documents will provide for representations, warranties, covenants and conditions which are typical, customary and appropriate for transactions of this type.

6.            Process. We believe that the Transaction will provide superior value to the Company’s shareholders. We recognize that the Company’s Board of Directors (the “Board”) will evaluate the Transaction independently before it can make its determination to endorse it. Given the involvement of ourselves in the Transaction, we appreciate that the independent members of the Board will proceed to consider the proposed Transaction and will retain independent advisors to assist them and that we will recuse ourselves from participating in any Board deliberations and decisions related to the Transaction.

In considering our offer, you should be aware that we are interested only in acquiring the outstanding shares of the Company that we do not already own, and that we do not intend to sell our stake in the Company to a third party.

7.            Confidentiality. We will, as required by law, promptly file an amendment to Schedule 13D to disclose this letter. However, we are sure you will agree that it is in all of our interests to ensure that we proceed in a strictly confidential manner, unless otherwise required by law, until we have executed Definitive Agreements or terminated our discussions. Until a confidentiality agreement is signed, any written news releases by the Company or us pertaining to the Transaction shall be reviewed and approved by the Company and ourselves prior to their release, subject to any requirements of law.

8.            No Binding Commitment. This letter constitutes only a preliminary indication of our interest and is not a binding offer, agreement or agreement to make a binding offer or agreement at any point in the future. This letter is a preliminary indication of interest by us and does not contain all matters upon which agreement must be reached in order to consummate the proposed Transaction, nor does it create any binding rights or obligations in favor of any person. The parties will be bound only upon the execution of the Definitive Agreements.

9.          Governing Law. This letter shall be governed by, and construed in accordance with, the internal laws of the State of New York.

In closing, we would like to express our commitment to working together to bring this Transaction to a successful and timely conclusion. Should you have any questions regarding this proposal, please do not hesitate to contact us. We look forward to hearing from you.

Sincerely,

/s/ Minhua Chen
Minhua Chen

/s/ Yanling Fan
Yanling Fan